MEMORENDUM OF UNDERSTADING ( MOU )
BETWEEN
EPCYLON TECHNOLOGIES INC.
AND
INDITRADE CAPITAL Ltd. (Second Party)

This MOU hereby made and entered into by and between EPCYLON TECHNOLOGIES INC., (“PRFC”) and INDITRADE CAPITAL Ltd. (“INT”).

A.	WHEREAS:

PRFC has invested extensively in research and development in the creation of its Sentiment Trading proprietary technology, called Stealth Trader,

AND,

PRFC has completed and is currently commercializing Version 1 of its proprietary Sentiment based Trading technology for Desktops ( Stealth Trader ) . The Technology highlights mean reversal in publicly listed securities, initially in North America . PRFC is set to launch its new Mobile APP version of the Sentiment based trading technology ( Stealth Trader ) in addition to a new Version 2 of Stealth Trader for Desktop’s ,

AND,

PRFC business mandate is to seek International and Local Partners/ Joint Ventures / Licenses in the top 50 capital markets world wide to supply retail and professional traders with the Stealth Trading Proprietary Sentiment based trading technology for both Desktops and Mobile phones while providing shareholder value to all,

AND,

PRFC wishes to establish a Licensee in the country of India, with INT, represented by Mr. Sudip Bandyopadhyay, Promoter of Inditrade,

B.	PURPOSE:

The purpose of this MOU is:

1.

PRFC wishes to license its proprietary Stealth Trading Sentiment based Technology to Broker Dealers, Retail trading houses specializing in equities, commodities, currencies and other securities around the world as a value added and innovative research tool that will serve to retain and attract new clients ,

2.

INT wishes to offer its customers the Stealth Trading Sentiment based Technology in India, both desktop & Mobile app. For this purpose both entities, PRFC and INT to get into a mutually exclusive arrangement in India

3

PRFC contemplates an initial term of the license agreement to be 36 months with an automatic renewal for a further 24 months should both parties be in agreement with any modifications needed to the license agreement. Both parties will mutually agree upon certain numbers with regards to the volume of business which will be captured in the licensing agreement.

4

PRFC and INT agree to collaborate on setting up suppliers that are local for Indian stock quotes and data feeds that will serve as the base of information to be fed into the Stealth proprietary Technology and algorithms. It is specifically agreed that any and all start up costs related to the Indian stock market data feeds and testing of the Stealth signal system be born by INT.

5	Branding – To be the responsibility of INT with input, collaboration and approval of PRFC.

6

Intellectual Property - All parties agree to be bound by confidentiality agreements that protect the intellectual property of PRFC and INT agrees to keep all proprietary information in the Stealth Proprietary Technology confidential .

7

Technical Service and License Agreement – PRFC and INT to enter into a Licensing agreement whereby INT is responsible for day-to-day operational duties , marketing, client service, etc and PRFC will be responsible to make necessary changes wanted by the Indian market regulations and set up the Indian version of the Stealth Proprietary Technology for Indian securities. The roadmap regarding incorporating these requirements can be captured in the licensing agreement, Additionally, PRFC will oversee the Quality Control and to supply ongoing Research and Development support from various PRFC.

8

Revenue Share – The parties agree the licensing agreement will contain a to be mutually agreed upon revenue sharing which will vary by product type ( Desk Top and Mobile APP ) and volume of users/business. Such revenue share shall be paid monthly to PRFC in arrears. Asset Management – The parties agree, that once the Stealth Proprietary Technology is up and running with local Indian securities and research signals, a 6 month testing period will take place with respect to the accuracy of the trading signals, at which point , if so desired, INT will have the right to negotiate with PRFC as to the creation of a new proprietary/client account trading structure to be launched in India using the proprietary research signals of the Stealth Technology. The format and the structure of the new entity will be finalized at a later stage taking into consideration the interest of both parties and the regulatory environment..

C.	IT IS MUTUALLY UNDERSTOOD AND AGREED BY AND BETWEEN THE PARTIES THAT:

1.

Duration and Termination - The initial License Agreement will be for 36 months ( 3 years ) , renewable by mutual consent thereafter for a further 24 months (2 years). Specific cause for termination will be agreed to in the Technical Service and License agreements.

2.	Conflict of Interest - This agreement is subject to acceptable conflict of interest rules.

3.	Compliance - The parties agree to be bound by applicable Provincial and Federal rules and regulations.

4.

Commencement / Expiration Date - This agreement is executed as of the date of last signature and is effective through May 31, 2016 at which time it will expire unless all contracts pursuant to this MOU have been signed and have become effective.

5.

Liabilities- It is understood that neither party to this Memorandum of Understanding is the agent of the other and neither is liable for the wrongful acts or negligence of the other. Each party shall be responsible for its negligent acts or omissions and those of its officers, employees, agents or students (if applicable), howsoever caused, to the extent allowed by their respective Provincial laws.

6.	Principal Contact - The principal contacts for this instrument are:

Epcylon Technologies Inc.
Administration:
Authorized Official:
Mr. Kyle Appleby,
Chief Financial Officer
Epcylon Technologies Inc.
34 King Street East
Suite 1010
Toronto , Ontario Canada
M5C 2X8
Telephone: 416 775 3686

Mr. Sudip Bandyopadhyay
Promoter
Inditrade Capital Limited
XXXVI – 202, J J Complex
Dairy Methanam Road,
Edappally, Kochi – 682 024
(91) 0484 - 3006000

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the last written date below.

EPCYLON TECHNOLOGIES INC.

Mr. Kyle Appleby, Chief Financial Officer

Date:

INDITRADE CAPITAL LIMITED

Mr . Sudip Bandyopadhyay, Promoter

Date: